UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 18, 2015

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 18, 2015, Tiptree Financial Inc. (the “Company”) engaged a broker in connection with a share repurchase program for the repurchase of up to $2.5 million of the Company’s outstanding Class A common stock. In addition, on the same date, Michael Barnes, Chairman of the Board and Executive Chairman of the Company, entered into a Rule 10b5-1 plan pursuant to which he will, for his own account, purchase up to $2.5 million of the Company’s outstanding Class A common stock. Repurchases by the Company and purchases by Mr. Barnes will be made through a single broker and will be allocated equally between the Company and Mr. Barnes.

The Company expects the share purchases to be made from time to time in the open market or through privately negotiated transactions, or otherwise, subject to applicable laws and regulations. The timing of the share purchases will depend on a variety of factors, including market conditions, and the Company and Mr. Barnes may purchase less than the aggregate dollar amount of Class A common stock indicated above.

In addition, on August 18, 2015 the Company filed a registration statement covering resales of the 1,625,000 shares of Class A Common Stock of Tiptree (the "Securities") issued to the sellers of Reliance First Capital, LLC (“Reliance”) in connection with Tiptree’s acquisition of Reliance. Offers and sales of the Securities by the selling stockholders may be made only pursuant to a written prospectus filed with the Securities and Exchange Commission (the "SEC") and the Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement of which the prospectus is a part becomes effective. Tiptree cannot predict when or if the SEC will declare the registration statement effective or whether or when the selling stockholders will sell the Securities.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date:	August 18, 2015	By:	/s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: Co-Chief Executive Officer